EXHIBIT 23.7

CONSENT OF INDEPENDENT RESERVES EVALUATOR AND/OR AUDITOR

March 4, 2011

We hereby consent to references to DeGolyer and MacNaughton under the heading "Experts" in the Registration Statement on Form F-3 (the "Registration Statement") and to the use of information from our opinion letter dated January 21, 2011, as described or incorporated by reference in the Registration Statement.

Very truly yours,

/s/  DeGolyer and MacNaughton
DeGOLYER and MacNAUGHTON